Exhibit 16.1

[Friedman LLP Letterhead]

January 2, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred January 2, 2013, to be filed by our former client, Pharmos Corporation.  We do not disagree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Friedman LLP